EX-99.3 REVISED MANAGEMENT’S DISCUSSION AND ANALYSIS

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K. For significant developments since the filing of the 2014 Form 10-K, refer to Avis Budget Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

The following discussion should be read in conjunction with our Consolidated Financial Statements and accompanying Notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts in tables are in millions and those relating to our results of operations are presented before taxes.

OVERVIEW
OUR COMPANY
We operate three of the most recognized brands in the global vehicle rental and car sharing industry, Avis, Budget and Zipcar. We are a leading vehicle rental operator in North America, Europe, Australia, New Zealand and certain other regions we serve, with a rental fleet of more than 545,000 vehicles. We also license the use of the Avis and Budget trademarks to licensees in the areas in which we do not operate directly. We and our licensees operate the Avis, Budget and/or Zipcar brands in approximately 175 countries throughout the world.
OUR SEGMENTS
We categorize our operations into two reportable business segments: Americas and International, as discussed in Item 1 to this Current Report on Form 8-K.
BUSINESS AND TRENDS
Our revenues are derived principally from vehicle rentals in our Company-owned operations and include:

•	time and mileage (“T&M”) fees charged to our customers for vehicle rentals;

•
payments from our customers with respect to certain operating expenses we incur, including gasoline and vehicle licensing fees, as well as concession fees, which we pay in exchange for the right to operate at airports and other locations;

•	sales of loss damage waivers and insurance and rentals of navigation units and other items in conjunction with vehicle rentals; and

•	royalty revenue from our licensees in conjunction with their vehicle rental transactions.

Our operating results are subject to variability due to seasonality, macroeconomic conditions and other factors. Car rental volumes tend to be associated with the travel industry, particularly airline passenger volumes, or enplanements, which in turn tend to reflect general economic conditions. Our vehicle rental operations are also seasonal, with the third quarter of the year historically having been our strongest due to the increased level of leisure travel during such quarter. We have a partially variable cost structure and routinely adjust the size, and therefore the cost, of our rental fleet in response to fluctuations in demand.

We believe that the following factors, among others, may affect our financial condition and results of operations:

•	general travel demand, including worldwide enplanements;

•	fleet, pricing, marketing and strategic decisions made by us and by our competitors;

•	changes in fleet costs and in conditions in the used vehicle marketplace, as well as manufacturer recalls;

•	changes in borrowing costs and in market willingness to purchase corporate and vehicle-related debt;

•	our acquisitions, our integration of acquired operations and our realization of synergies;

•	demand for car sharing services;

•	changes in the price of gasoline;

•	changes in currency exchange rates; and

•	demand for truck rentals.
Throughout 2014, we operated in an uncertain and uneven economic environment marked by heightened geopolitical risks and an unprecedented level of vehicle manufacturer recalls. We expect such economic conditions to continue in 2015. Nonetheless, we continue to anticipate that worldwide demand for vehicle rental and car sharing services will increase in 2015, most likely against a backdrop of modest and uneven global economic growth. Our access to new fleet vehicles has been adequate to meet our needs for both replacement of existing vehicles in the normal course and for growth to meet incremental demand, and we expect that to continue to be the case. We will look to pursue opportunities for further pricing increases in 2015 to enhance our returns on invested capital and profitability.

Our objective continues to be to focus on strategically accelerating our growth, strengthening our global position as a leading provider of vehicle rental services, continuing to enhance our customers’ rental experience, and controlling costs and driving efficiency throughout the organization. We operate in a highly competitive industry and we expect to continue to face challenges and risks. We seek to mitigate our exposure to risks in numerous ways, including delivering upon our core strategic initiatives and through continued optimization of fleet levels to match changes in demand for vehicle rentals, maintenance of liquidity to fund our fleet and our operations, appropriate investments in technology and adjustments in the size, nature and terms of our relationships with vehicle manufacturers.
2014 HIGHLIGHTS
In 2014, we achieved record transaction volumes and revenues and had the highest Adjusted EBITDA in our history:

•	Our net revenues increased 7% year-over-year to $8.5 billion in 2014.

•	Pricing (our average T&M revenue per rental day) increased 2% in the Americas, driven by increases in both commercial and leisure pricing.

•	Adjusted EBITDA increased 14% to $876 million in 2014, primarily as a result of higher rental volumes and increased year-over-year pricing in the Americas, partially offset by higher fleet costs.

•
We redeemed all $687 million of our outstanding 8¼% Senior Notes due 2019 using the proceeds from our issuance of $400 million of 5⅛% Senior Notes due 2022 and €200 million of additional euro-denominated 6% Senior Notes due 2021.

•	We repurchased $300 million of our common stock, reducing our shares outstanding by approximately 5.7 million shares.

•	We acquired our Budget licensees in Southern California and Las Vegas as well as Edmonton, Alberta, Canada, and also re-acquired the right to operate the Budget brand in Portugal.

•	Our share price increased 64% to $66.33.

RESULTS OF OPERATIONS
We measure performance principally using the following key operating statistics: (i) rental days, which represents the total number of days (or portion thereof) a vehicle was rented, and (ii) T&M revenue per rental day, which represents the average daily revenue we earned from rental and mileage fees charged to our customers, both of which exclude our U.S. truck rental and Zipcar car sharing operations. We also measure our ancillary revenues (rental-transaction revenue other than T&M revenue), such as from the sale of collision and loss damage waivers, insurance products, fuel service options and portable GPS navigation unit rentals. Our vehicle rental operating statistics (rental days and T&M revenue per rental day) are all calculated based on the actual rental of the vehicle during a 24-hour period. We believe that this methodology provides our management with the most relevant statistics in order to manage the business. Our calculation may not be comparable to other companies’ calculation of similarly-titled statistics. In addition, per-unit fleet costs exclude our U.S. truck rental operations.

We assess performance and allocate resources based upon the separate financial information of our operating segments. In identifying our reportable segments, we also consider the nature of services provided by our operating segments, the geographical areas in which our segments operate and other relevant factors. Management evaluates the operating results of each of our reportable segments based upon revenue and “Adjusted EBITDA,” which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes.
Year Ended December 31, 2014 vs. Year Ended December 31, 2013

Our consolidated results of operations comprised the following:

	Year Ended December 31,
	2014	2013	Change	% Change
Revenues
Vehicle rental	$6,026	$5,707	$319	6%
Other	2,459	2,230	229	10%
Net revenues	8,485	7,937	548	7%

Expenses
Operating	4,251	4,074	177	4%
Vehicle depreciation and lease charges, net	1,996	1,811	185	10%
Selling, general and administrative	1,080	1,019	61	6%
Vehicle interest, net	282	264	18	7%
Non-vehicle related depreciation and amortization	180	152	28	18%
Interest expense related to corporate debt, net:
Interest expense	209	228	(19)	(8%)
Early extinguishment of debt	56	147	(91)	(62%)
Restructuring expense	26	61	(35)	(57%)
Transaction-related costs, net	13	51	(38)	(75%)
Impairment	—	33	(33)	(100%)
Total expenses	8,093	7,840	253	3%

Income before income taxes	392	97	295	*
Provision for income taxes	147	81	66	81%

Net income	$245	$16	$229	*
__________

*	Not meaningful.

During 2014, our net revenues increased principally as a result of a 5% increase in total rental days and a 1% increase in pricing, a 9% increase in ancillary revenues and $67 million of incremental revenue from Zipcar (acquired in March 2013), partially offset by a $43 million negative impact from currency exchange rate movements.

Total expenses increased as a result of higher vehicle depreciation and lease charges resulting from a 5% increase in our car rental fleet and a 4% increase in our per-unit fleet costs. Total expenses also increased as a result of higher operating expenses due to increased volumes and higher selling, general and administrative costs driven by increased marketing expenses. These increases were partially offset by decreases in debt extinguishment costs, transaction-related costs, restructuring expense and impairment costs. As a result, despite a $16 million negative pretax impact from currency exchange rate movements, our net income increased by $229 million. Our effective tax rates were a provision of 38% and 84% in 2014 and 2013, respectively, principally due to the non-deductibility of the impairment charge and a portion of the early extinguishment of corporate debt costs in 2013.

For 2014, the Company reported earnings of $2.22 per diluted share, which includes after-tax debt extinguishment costs of ($0.31) per share, after-tax restructuring expense of ($0.16) per share and after-tax transaction costs of ($0.08) per share. For 2013, the Company reported earnings of $0.15 per diluted share, which includes after-tax debt extinguishment costs of ($0.94) per share, after-tax restructuring expense of ($0.35) per share, after-tax transaction costs of ($0.35) per share and an after-tax impairment charge of ($0.28) per share.

In the year ended December 31, 2014:

•	Operating expenses decreased to 50.1% of revenue from 51.3% in 2013, driven by increased rental volumes and higher pricing.

•	Vehicle depreciation and lease charges increased to 23.5% of revenue from 22.8% in 2013, principally due to higher per-unit fleet costs.

•	Selling, general and administrative costs decreased to 12.7% of revenue from 12.8% in 2013.

•	Vehicle interest costs, at 3.3% of revenue, remained level compared to the prior year.
Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			Adjusted EBITDA
	2014	2013	% Change	2014	2013	% Change
Americas	$5,961	$5,480	9%	$656	$560	17%
International	2,524	2,457	3%	280	256	9%
Corporate and Other (a)	—	—	*	(60)	(47)	*
Total Company	$8,485	$7,937	7%	876	769	14%

Less:	Non-vehicle related depreciation and amortization			180	152
Interest expense related to corporate debt, net:
	Interest expense			209	228
	Early extinguishment of debt			56	147
Restructuring expense				26	61
Transaction-related costs, net (b)				13	51
Impairment				—	33
Income before income taxes				$392	$97
__________

*	Not meaningful.

(a)	Includes unallocated corporate overhead which is not attributable to a particular segment.

(b)	Primarily comprised of acquisition- and integration-related expenses.
Americas

	2014	2013	% Change
Revenue	$5,961	$5,480	9%
Adjusted EBITDA	656	560	17%
Revenues increased 9% in 2014 compared with 2013, primarily due to 7% growth in rental volumes and a 2% increase in pricing, and $54 million of incremental revenue from Zipcar.

Adjusted EBITDA increased 17% in 2014 compared with 2013, primarily due to increased rental volumes and pricing as well as the acquisition of Zipcar, partially offset by 5% higher per-unit fleet costs.

In the year ended December 31, 2014:

•	Operating expenses were 49.1% of revenue, a decrease from 50.4% in the prior year, driven by increased rental volumes and higher pricing.

•
Vehicle depreciation and lease charges increased to 25.0% of revenue from 24.0% in 2013, due to higher per-unit fleet costs and a decrease in fleet utilization as a result of increased manufacturer recalls.

•	Selling, general and administrative costs decreased to 10.9% of revenue from 11.4% in the prior year, principally due to increased revenues.

•	Vehicle interest costs, at 3.9% of revenue, remained level compared to the prior year.
International

	2014	2013	% Change
Revenue	$2,524	$2,457	3%
Adjusted EBITDA	280	256	9%
Revenues increased 3% during 2014 compared with 2013, primarily due to an 8% increase in ancillary revenues.

Adjusted EBITDA increased 9% in 2014 compared with 2013, driven by increased revenue, partially offset by a $12 million negative impact from currency exchange rate changes.

In the year ended December 31, 2014:

•	Operating expenses were 52.0% of revenue, a decrease from 53.1% in the prior year, primarily due to increased revenues.

•	Vehicle depreciation and lease charges decreased to 20.0% of revenue from 20.2% compared to the prior year.

•	Selling, general and administrative costs increased to 15.0% of revenue from 14.4% in the prior year, primarily due to our planned increase in advertising and brand investment.

•	Vehicle interest costs, at 1.9% of revenue, remained level compared to the prior year.

Corporate and Other

	2014	2013	% Change
Revenue	$—	$—	*
Adjusted EBITDA	(60)	(47)	*
__________

*	Not meaningful

Adjusted EBITDA decreased $13 million in 2014 compared with 2013, primarily due to greater selling, general and administrative expenses which are not attributable to a particular segment.

Year Ended December 31, 2013 vs. Year Ended December 31, 2012

Our consolidated results of operations comprised the following:

	Year Ended December 31,
	2013	2012	Change	% Change
Revenues
Vehicle rental	$5,707	$5,297	$410	8%
Other	2,230	2,060	170	8%
Net revenues	7,937	7,357	580	8%

Expenses
Operating	4,074	3,824	250	7%
Vehicle depreciation and lease charges, net	1,811	1,471	340	23%
Selling, general and administrative	1,019	925	94	10%
Vehicle interest, net	264	297	(33)	(11%)
Non-vehicle related depreciation and amortization	152	125	27	22%
Interest expense related to corporate debt, net:
Interest expense	228	268	(40)	(15%)
Early extinguishment of debt	147	75	72	96%
Restructuring expense	61	38	23	61%
Transaction-related costs, net	51	34	17	50%
Impairment	33	—	33	*
Total expenses	7,840	7,057	783	11%

Income before income taxes	97	300	(203)	(68%)
Provision for income taxes	81	10	71	*

Net income	$16	$290	$(274)	(94%)
__________

*	Not meaningful.

During 2013, our net revenues increased principally as a result of a 3% increase in total rental days (excluding acquisitions), $246 million of revenue from Zipcar and $44 million of revenue from Payless (acquired in July 2013). Movements in currency exchange rates had virtually no effect on revenues in 2013 compared to 2012.

Total expenses increased as a result of higher vehicle depreciation and lease charges resulting from a 2% increase in our car rental fleet and a 17% increase in our per-unit fleet costs (excluding acquisitions); an increase in operating expenses as a result of the acquisition of Zipcar, increased volumes and inflationary pressures on costs; an increase in selling, general and administrative costs, driven by the acquisition of Zipcar and increased marketing commissions; and an increase in debt extinguishment costs in connection with the retirement of a portion of our outstanding corporate debt. Our expenses were not materially impacted by currency exchange rates. As a result of these items, and a $71 million increase in our provision for income taxes, our net income decreased $274 million. Our effective tax rates were a provision of 84% and 3% in 2013 and 2012, respectively, principally due to the non-deductibility of a portion of our debt extinguishment costs and the treatment of impairment costs in 2013 and the effective settlement of a $128 million unrecognized tax benefit in 2012.

In the year ended December 31, 2013:

•	Operating expenses decreased to 51.3% of revenue from 52.0% in the prior year, driven by cost-reduction efforts.

•	Vehicle depreciation and lease charges increased to 22.8% of revenue from 20.0% in 2012, principally due to higher per-unit fleet costs amid an anticipated normalization of used-car residual values.

•	Selling, general and administrative costs increased to 12.8% of revenue from 12.6% in 2012.

•	Vehicle interest costs declined to 3.3% of revenue compared to 4.0% in the prior year, principally due to lower borrowing rates.
Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			Adjusted EBITDA
	2013	2012	% Change	2013	2012	% Change
Americas	$5,480	$5,080	8%	$560	$611	(8%)
International	2,457	2,276	8%	256	250	2%
Corporate and Other (a)	—	1	*	(47)	(21)	*
Total Company	$7,937	$7,357	8%	769	840	(8%)

Less:	Non-vehicle related depreciation and amortization			152	125
Interest expense related to corporate debt, net:
	Interest expense			228	268
	Early extinguishment of debt			147	75
Restructuring expense				61	38
Transaction-related costs, net (b)				51	34
Impairment (c)				33	—
Income before income taxes				$97	$300
__________

*	Not meaningful

(a)	Includes unallocated corporate overhead and the elimination of transactions between reportable segments.

(b)
For 2013, primarily represents costs related to the integration of acquired businesses and our acquisition of Zipcar and, for 2012, primarily represents costs related to the integration of the operations of Avis Europe.

(c)	We recorded a charge of $33 million for the impairment of our equity-method investment in our Brazilian licensee.
Americas

	2013	2012	% Change
Revenue	$5,480	$5,080	8%
Adjusted EBITDA	560	611	(8%)
Revenues increased 8% in 2013 compared with 2012, primarily due to the acquisitions of Zipcar and Payless and 3% growth in rental volumes and a 1% increase in pricing (excluding acquisitions).

Adjusted EBITDA decreased 8% in 2013 compared with 2012 due to higher fleet costs, partially offset by lower vehicle interest expense, as our borrowing rates declined year-over-year.

Zipcar and Payless contributed $205 million and $44 million to revenues and $26 million and an insignificant amount to Adjusted EBITDA, respectively, in 2013.

In the year ended December 31, 2013:

•	Operating expenses were 50.4% of revenue, a decrease from 51.4% in the prior year, primarily due to higher pricing and our continued cost-reduction efforts.

•	Vehicle depreciation and lease charges increased to 24.0% of revenue from 19.7% in 2012, due to 25% higher per-unit fleet costs, excluding acquisitions.

•	Selling, general and administrative costs decreased to 11.4% of revenue from 11.8% in the prior year.

•	Vehicle interest costs declined to 3.9% of revenue compared to 5.1% in the prior year, principally due to lower borrowing rates.

International

	2013	2012	% Change
Revenue	$2,457	$2,276	8%
Adjusted EBITDA	256	250	2%
Revenues increased 8% during 2013 compared with 2012, primarily due to a 3% increase in rental days and a 10% increase in ancillary revenues (excluding acquisitions), the March 2013 acquisition of Zipcar, October 2012 acquisition of Apex Car Rentals (“Apex”), and a $13 million increase related to currency exchange rates, partially offset by a 2% decrease in pricing (excluding acquisitions).

Adjusted EBITDA increased 2% in 2013 compared with 2012. Apex contributed $42 million to revenue and $9 million to Adjusted EBITDA in 2013, compared to $8 million of revenue and $2 million of Adjusted EBITDA in fourth quarter 2012. Zipcar contributed $41 million to revenue and an insignificant amount to Adjusted EBITDA in 2013.

In the year ended December 31, 2013:

•	Operating expenses were 53.1% of revenue, a decrease from 53.3% in the prior year.

•	Vehicle depreciation and lease costs decreased to 20.2% of revenue from 20.7% in the prior year, principally due to an increase in fleet utilization.

•	Selling, general and administrative costs increased to 14.4% of revenue from 13.4% in the prior-year, primarily due to increased marketing commissions and the acquisition of Zipcar.

•	Vehicle interest costs increased to 1.9% of revenue compared to 1.6% in the prior year, due to lower cash balances in 2013.
Corporate and Other

	2013	2012	% Change
Revenue	$—	$1	*
Adjusted EBITDA	(47)	(21)	*
__________

*	Not meaningful

Revenue and Adjusted EBITDA decreased $1 million and $26 million, respectively, in 2013 compared with 2012. Adjusted EBITDA decreased in 2013 primarily due to greater selling, general and administrative expenses which are not attributable to a particular segment.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
We present separately the financial data of our vehicle programs. These programs are distinct from our other activities as the assets under vehicle programs are generally funded through the issuance of debt that is collateralized by such assets. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our vehicle programs. We believe it is appropriate to segregate the financial data of our vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.

FINANCIAL CONDITION

	As of December 31,
	2014	2013	Change
Total assets exclusive of assets under vehicle programs	$5,911	$5,832	$79
Total liabilities exclusive of liabilities under vehicle programs	5,677	5,720	(43)
Assets under vehicle programs	11,058	10,452	606
Liabilities under vehicle programs	10,627	9,793	834
Stockholders’ equity	665	771	(106)
Total assets exclusive of assets under vehicle programs increased primarily due to the acquisitions of our Budget licensees for Edmonton, Southern California and Las Vegas (“Budget Licensee Acquisitions”), partially offset by a decrease in cash and cash equivalents. (see Note 5 to our Consolidated Financial Statements and “Liquidity and Capital Resources—Cash Flows”).
Total liabilities exclusive of liabilities under vehicle programs changed by less than 1% (see Note 5 to our Consolidated Financial Statements and “Liquidity and Capital Resources—Debt and Financing Arrangements”).
Assets under vehicle programs increased primarily due to an increase in the size of our vehicle rental fleet to accommodate increased rental demand, inflationary increases in the average book value of our rental cars and our Budget Licensee Acquisitions.
Liabilities under vehicle programs increased principally as a result of additional borrowings to support the increase in our vehicle rental fleet and our Budget Licensee Acquisitions. See “Liquidity and Capital Resources—Debt and Financing Arrangements” for a detailed account of the change in our debt related to vehicle programs.
The decrease in stockholders’ equity is primarily due to repurchases of our common stock and currency translation adjustments, partially offset by our net income and the conversion of our convertible notes in 2014.

LIQUIDITY AND CAPITAL RESOURCES
Overview
Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, as well as available funding arrangements and committed credit facilities, each of which is discussed below.

During 2014, we completed several corporate financing transactions, primarily to repay existing debt. In particular, we:

•	issued $400 million of 5⅛% Senior Notes due 2022;

•	issued an additional €200 million (approximately $275 million, at issuance) of 6% Euro-denominated Senior Notes due 2021;

•	issued an additional $175 million of 5½% Senior Notes due 2023;

•	amended our senior revolving credit facility to expand its borrowing capacity to $1.8 billion;

and used proceeds from these borrowings, as well as cash generated from our operations, to:

•	retire the entire $687 million principal amount outstanding of our 8¼% Senior Notes due 2019;

•	fund our Budget Licensee Acquisitions; and

•	repurchase approximately 5.7 million shares of our outstanding common stock.

During 2014, we also increased our borrowings under vehicle programs by $779 million to fund an increase in our assets under vehicle programs.
Cash Flows
Year Ended December 31, 2014 vs. Year Ended December 31, 2013
The following table summarizes our cash flows:

	Year Ended December 31,
	2014	2013	Change
Cash provided by (used in):
Operating activities	$2,579	$2,253	$326
Investing activities	(2,807)	(2,234)	(573)
Financing activities	182	76	106
Effects of exchange rate changes	(23)	(8)	(15)
Net change in cash and cash equivalents	(69)	87	(156)
Cash and cash equivalents, beginning of period	693	606	87
Cash and cash equivalents, end of period	$624	$693	$(69)
The increase in cash provided by operating activities during 2014 compared with 2013 is principally due to an increase in revenues and our continued cost reduction efforts.
The increase in cash used in investing activities during 2014 compared with 2013 is primarily due to an increase in vehicle purchases and our Budget Licensee Acquisitions during 2014, partially offset by the acquisition of Zipcar in 2013.
The increase in cash provided by financing activities in 2014 compared with 2013 is primarily due to an increase in borrowings under vehicle programs to fund an increase in vehicle assets in 2014, partially offset by increased corporate borrowings to fund the purchase of Zipcar in 2013 and an increase in common stock repurchases in 2014.
We anticipate that our non-vehicle property and equipment additions will be approximately $200 million in 2015 and plan to refinance our remaining $223 million of 9¾% Senior Notes due 2020, which become callable in September. As of December 31, 2014, we had approximately $284 million of authorized share repurchase capacity, and we currently anticipate that we will utilize most or all of such capacity to repurchase common stock in 2015.
Year Ended December 31, 2013 vs. Year Ended December 31, 2012
The following table summarizes our cash flows:

	Year Ended December 31,
	2013	2012	Change
Cash provided by (used in):
Operating activities	$2,253	$1,889	$364
Investing activities	(2,234)	(2,073)	(161)
Financing activities	76	250	(174)
Effects of exchange rate changes	(8)	6	(14)
Net change in cash and cash equivalents	87	72	15
Cash and cash equivalents, beginning of period	606	534	72
Cash and cash equivalents, end of period	$693	$606	$87
The increase in cash provided by operating activities during 2013 compared to 2012 is principally due to increased revenues and our continued cost reduction efforts.

The increase in cash used in investing activities during 2013 compared with 2012 is primarily due to the acquisitions of Zipcar and Payless, partially offset by an increase in proceeds from the sale of vehicles and a decrease in our investment in vehicles.
The decrease in cash provided by financing activities in 2013 compared with 2012, primarily reflects an increase in net payments on vehicle borrowings in 2013, partially offset by an increase in net proceeds from corporate borrowings to fund the acquisition of Zipcar.
Debt and Financing Arrangements
At December 31, 2014, we had approximately $11.5 billion of indebtedness (including corporate indebtedness of approximately $3.4 billion and debt under vehicle programs of approximately $8.1 billion). We use various hedging strategies, including derivative instruments, to manage a portion of the risks associated with our floating rate debt.
Corporate indebtedness consisted of:

		As of December 31,
	Maturity Date	2014	2013	Change
3½% Convertible Notes (a)	October 2014	$—	$66	$(66)
4⅞% Senior Notes	November 2017	300	300	—
Floating Rate Senior Notes (b)	December 2017	248	247	1
8¼% Senior Notes	January 2019	—	691	(691)
Floating Rate Term Loan (c)	March 2019	980	989	(9)
9¾% Senior Notes	March 2020	223	223	—
6% Euro-denominated Senior Notes (d)	March 2021	561	344	217
5⅛% Senior Notes	June 2022	400	—	400
5½% Senior Notes	April 2023	674	500	174
		3,386	3,360	26
Other		34	34	—
Total		$3,420	$3,394	$26
__________

(a)	In October 2014, the 3½% Convertible Notes matured and were exchanged for approximately 4.0 million shares of the Company’s common stock.

(b)
The interest rate on these notes is equal to three-month LIBOR plus 275 basis points, for an aggregate rate of 2.98% at December 31, 2014; the Company has entered into an interest rate swap to hedge its interest rate exposure related to these notes at an aggregate rate of 3.58%.

(c)
The floating rate term loan is part of the Company’s senior revolving credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property. As of December 31, 2014, the floating rate term loan due 2019 bears interest at the greater of three-month LIBOR or 0.75%, plus 225 basis points, for an aggregate rate of 3.00%. The Company has entered into a swap to hedge $600 million of its interest rate exposure related to the floating rate term loan at an aggregate rate of 3.96%.

(d)
The change in balance of 6% Euro-denominated Senior Notes primarily represents the issuance of €200 million of additional notes (approximately $275 million, at issuance) offset by a reduction of $76 million due to currency exchange rate movements.

The following table summarizes the components of our debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding:

	As of December 31,
	2014	2013	Change
Americas – Debt due to Avis Budget Rental Car Funding (a)	$6,340	$5,656	$684
Americas – Debt borrowings (b)	746	633	113
International – Debt borrowings	685	724	(39)
International – Capital leases	314	289	25
Other	31	35	(4)
Total	$8,116	$7,337	$779
__________

(a)	The increase reflects additional borrowings principally to fund an increase in the Company's fleet driven by increased volume and the acquisition of its Budget licensee for Southern California.

(b)	The increase includes additional borrowings to fund an increase in the Company’s fleet driven by the acquisition of its Budget licensee for Edmonton.
The following table provides the contractual maturities for our corporate debt and our debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2014:

	Corporate Debt	Debt Under Vehicle Programs
Due in 2015	$28	$1,345
Due in 2016	17	2,328
Due in 2017	562	1,004
Due in 2018	12	1,629
Due in 2019	942	1,392
Thereafter	1,859	418
	$3,420	$8,116
At December 31, 2014, we had approximately $5.4 billion of available funding under our various financing arrangements (comprised of $1.0 billion of availability under our committed credit facilities and approximately $4.4 billion available for use in our vehicle programs). As of December 31, 2014, the committed non-vehicle-backed credit facilities available to us and/or our subsidiaries included:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
Senior revolving credit facility maturing 2018 (a)	$1,800	$—	$783	$1,017
Other credit facilities (b)	12	1	—	11
__________

(a)
The senior revolving credit facility bears interest at one-month LIBOR plus 200 basis points and is part of the Company’s senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

(b)	These facilities encompass bank overdraft lines of credit, bearing interest of 4.50% to 5.69% as of December 31, 2014.
At December 31, 2014, the Company had various other uncommitted credit facilities available, which bear interest at rates of 0.39% to 2.50%, under which it had drawn approximately $9 million.

The following table presents available funding under our debt arrangements related to our vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2014:

	Total Capacity(a)	Outstanding Borrowings	Available Capacity
Americas – Debt due to Avis Budget Rental Car Funding (b)	$9,130	$6,340	$2,790
Americas – Debt borrowings (c)	1,072	746	326
International – Debt borrowings (d)	1,763	685	1,078
International – Capital Leases (e)	472	314	158
Other	31	31	—
Total	$12,468	$8,116	$4,352
__________

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	The outstanding debt is collateralized by approximately $8.0 billion of underlying vehicles and related assets.

(c)	The outstanding debt is collateralized by approximately $1.0 billion of underlying vehicles and related assets.

(d)	The outstanding debt is collateralized by approximately $1.2 billion of underlying vehicles and related assets.

(e)	The outstanding debt is collateralized by $298 million of underlying vehicles and related assets.

The significant terms for our outstanding debt instruments, credit facilities and available funding arrangements as of December 31, 2014, can be found in Notes 12 and 13 to our Consolidated Financial Statements.

LIQUIDITY RISK
Our primary liquidity needs include the payment of operating expenses, servicing of corporate and vehicle-related debt and procurement of rental vehicles to be used in our operations. The present intention of management is to reinvest the undistributed earnings of the Company’s foreign subsidiaries indefinitely into its foreign operations. We do not anticipate the need to repatriate foreign earnings to the United States to service corporate debt or for other U.S. needs. Our primary sources of funding are operating revenue, cash received upon the sale of vehicles, borrowings under our vehicle-backed borrowing arrangements and our senior revolving credit facility, and other financing activities.
As discussed above, as of December 31, 2014, we have cash and cash equivalents of $624 million, available borrowing capacity under our committed credit facilities of $1.0 billion, and available capacity under our vehicle programs of approximately $4.4 billion.
Our liquidity position could be negatively affected by financial market disruptions or a downturn in the U.S. and worldwide economies, which may result in unfavorable conditions in the vehicle rental industry, in the asset-backed financing market, and in the credit markets, generally. We believe these factors have in the past affected and could in the future affect the debt ratings assigned to us by credit rating agencies and the cost of our borrowings. Additionally, a downturn in the worldwide economy or a disruption in the credit markets could impact our liquidity due to (i) decreased demand and pricing for vehicles in the used vehicle market, (ii) increased costs associated with, and/or reduced capacity or increased collateral needs under, our financings, (iii) the adverse impact of vehicle manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Kia, Fiat, Toyota, Mercedes, Volvo and BMW, being unable or unwilling to honor their obligations to repurchase or guarantee the depreciation on the related program vehicles and (iv) disruption in our ability to obtain financing due to negative credit events specific to us or affecting the overall debt market (see Item 1A. Risk Factors for further discussion).
Our liquidity position could also be negatively impacted if we are unable to remain in compliance with the financial and other covenants associated with our senior revolving credit facility and other borrowings including a maximum leverage ratio. As of December 31, 2014, we were in compliance with the financial covenants governing our indebtedness.

CONTRACTUAL OBLIGATIONS
The following table summarizes our principal future contractual obligations as of December 31, 2014:

	2015	2016	2017	2018	2019	Thereafter	Total
Corporate debt	$28	$17	$562	$12	$942	$1,859	$3,420
Debt under vehicle programs	1,345	2,328	1,004	1,629	1,392	418	8,116
Debt interest	396	335	261	206	140	214	1,552
Operating leases (a)	500	350	266	203	144	628	2,091
Commitments to purchase vehicles (b)	6,743	—	—	—	—	—	6,743
Defined benefit pension plan contributions (c)	12	—	—	—	—	—	12
Other purchase commitments (d)	66	22	14	10	—	—	112
Contingent consideration (e)	22	—	—	—	—	—	22
Total (f)	$9,112	$3,052	$2,107	$2,060	$2,618	$3,119	$22,068
 __________

(a)	Operating lease obligations are presented net of sublease rentals to be received (see Note 14 to our Consolidated Financial Statements) and include commitments to enter into operating leases.

(b)
Represents commitments to purchase vehicles, the majority of which are from Ford, General Motors and Chrysler. These commitments are generally subject to the vehicle manufacturers satisfying their obligations under the repurchase and guaranteed depreciation agreements. The purchase of such vehicles is generally financed through borrowings under vehicle programs in addition to cash received upon the sale of vehicles, many of which were purchased under repurchase and guaranteed depreciation programs (see Note 14 to our Consolidated Financial Statements).

(c)
Represents the expected contributions to our defined benefit pension plans in 2015. The amount of future contributions to our defined benefit pension plans will depend on the rates of return generated from plan assets and other factors (see Note 17 to our Consolidated Financial Statements) and are not included above.

(d)	Primarily represents commitments under service contracts for information technology, telecommunications and marketing agreements with travel service companies.

(e)	Represents contingent consideration related to the acquisition of Apex in October 2012 (see Note 5 to our Consolidated Financial Statements).

(f)
Excludes income tax uncertainties of $45 million, $16 million of which is subject to indemnification by Realogy and Wyndham. We are unable to estimate the period in which these income tax uncertainties are expected to be settled.

For more information regarding guarantees and indemnifications, see Note 14 to our Consolidated Financial Statements.
ACCOUNTING POLICIES
Critical Accounting Policies
In presenting our financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events and/or events that are outside of our control. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.
Goodwill and Other Indefinite-lived Intangible Assets. We have reviewed the carrying value of our goodwill and other indefinite-lived intangible assets for impairment. In performing this review, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. When determining fair value, we utilize various consistent assumptions, including the fair market trading price of our common stock and management’s projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. We review the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that an impairment may have occurred.
Our goodwill and other indefinite-lived intangible assets are allocated among our reporting units. During 2014, 2013 and 2012, there was no impairment of goodwill or other intangible assets. In the future, failure to achieve our business plans, a significant deterioration of the macroeconomic conditions of the countries in which we operate, or significant changes in the assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets (such as the discount rate) could result in significantly different estimates of fair value that could trigger an impairment of the goodwill or intangible assets of our reporting units.
Vehicles. We present vehicles at cost, net of accumulated depreciation, on the Consolidated Balance Sheets. We record the initial cost of the vehicle, net of incentives and allowances from manufactures. We acquire our rental vehicles either through repurchase and guaranteed depreciation programs with certain automobile manufacturers or outside of such programs. For rental vehicles purchased under such programs, we depreciate the vehicles such that the net book value on the date of sale or return to the manufacturers is intended to equal the contractual guaranteed residual values. For risk vehicles, acquired outside of manufacturer repurchase and guaranteed depreciation programs, we depreciate based on the vehicles’ estimated residual market values and their expected dates of disposition. The estimation of residual values requires the Company to make assumptions regarding the age and mileage of the vehicle at the time of disposal, as well as expected used vehicle auction market conditions. The Company periodically evaluates estimated residual values and adjusts depreciation rates as appropriate. Differences between actual residual values and those estimated result in a gain or loss on disposal and are recorded as part of vehicle depreciation and lease charges, net, at the time of sale. See Note 2 to our Consolidated Financial Statements.
Income Taxes. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reflected in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event we were to determine that we would be able to realize deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Currently we do not record valuation allowances on the majority of our tax loss carryforwards as there are adequate deferred tax liabilities that could be realized within the carryforward period.
See Notes 2 and 8 to our Consolidated Financial Statements for more information regarding income taxes.
Public Liability, Property Damage and Other Insurance Liabilities. Insurance liabilities on our Consolidated Balance Sheets include supplemental liability insurance, personal effects protection insurance, public liability, property damage and personal accident insurance claims for which we are self-insured. We estimate the required liability of such claims on an undiscounted basis utilizing an actuarial method that is based upon various assumptions which include, but are not limited to, our historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents for which we are ultimately liable and changes in the cost per incident.
Adoption of New Accounting Pronouncements
During 2014, we adopted the following standard as a result of the issuance of a new accounting pronouncement:

•	Accounting Standards Update (“ASU”) 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligations Is Fixed at the Reporting Date”
On January 1, 2015, we adopted the following standard as a result of the issuance of a new accounting pronouncement:

•	ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers,” which becomes effective on January 1, 2017. We are currently evaluating the effect of this accounting pronouncement.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Allow a Performance Target to Be Achieved After the Requisite Service Period,” which becomes effective on January 1, 2016. The adoption of this accounting pronouncement is not expected to have an impact on our financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which becomes effective on January 1, 2016. The adoption of this accounting pronouncement is not expected to have an impact on our financial statements.
For detailed information regarding these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements.